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Exhibit 21--List of Registrant's Subsidiaries

Subsidiaries of the Registrant:

  Carroll County Bank and Trust Company is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

  Mason-Dixon Merger Sub, Inc. is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

  Bank of Maryland is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

  Mason-Dixon Capital Trust is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

  Rose Shanis Loans, LLC is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.